Exhibit 10.2

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ROSEHILL OPERATING COMPANY, LLC

DATED AS OF DECEMBER 8, 2017

THE LIMITED LIABILITY COMPANY INTERESTS IN ROSEHILL OPERATING COMPANY, LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THE LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE TRANSFERRED OF RECORD EXCEPT IN COMPLIANCE WITH SUCH LAWS, THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, AND ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BY THE MANAGING MEMBER AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

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SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

ROSEHILL OPERATING COMPANY, LLC

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) is entered into as of December 8, 2017, by Rosehill Resources Inc., a Delaware corporation (“Rosehill”), as managing Member (and in such capacity, the “Managing Member”) of Rosehill Operating Company, LLC, a Delaware limited liability company (the “Company”), pursuant to Section 4.3(b) of the First Amended and Restated Limited Liability Company Agreement of the Company, dated as of April 27, 2017 (the “Existing LLC Agreement”). Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 1.1.

RECITALS

WHEREAS, the Company was formed pursuant to a Certificate of Formation filed in the office of the Secretary of State of the State of Delaware on January 6, 2017 and is currently governed by the Existing LLC Agreement;

WHEREAS, Rosehill and Tema Oil and Gas Company, a Maryland corporation (“Tema”), entered into a Business Combination Agreement dated December 20, 2016 (the “Combination Agreement”), pursuant to which Rosehill contributed all of its assets, including the net proceeds of its initial public offering and the Equity Financing (as defined in the Combination Agreement) to the Company and issued and contributed shares of its Class B Common Stock (as defined below) to the Company in exchange for (x) a number of Common Units equal to the number of shares of Class A Common Stock (as defined below) and (y) a number of Series A Preferred Units (as defined below) equal to the number of shares of Series A Preferred Stock (as defined below), in each case outstanding immediately prior to the consummation of the transactions contemplated by the Combination Agreement;

WHEREAS, pursuant to the Combination Agreement, Rosehill issued and contributed the Tema Warrants (as defined below) to the Company in exchange for a number of Warrants (as defined below) equal to the number of Tema Warrants;

WHEREAS, pursuant to the Combination Agreement, the Company distributed cash, all of its shares of Class B Common Stock and the Tema Warrants to Tema in redemption of a certain number of Common Units;

WHEREAS, each Common Unit (other than any Common Unit held by Rosehill) may be redeemed, at the election of the holder of such Common Unit (together with the transfer and surrender by such holder of one share of Class B Common Stock), for one share of Class A Common Stock in accordance with the terms and conditions of this Agreement;

WHEREAS, Rosehill has entered into a Series B Redeemable Preferred Stock Purchase Agreement dated December 8, 2017 (the “Series B Preferred Stock Purchase Agreement”), which contemplates the issuance and sale by Rosehill to certain purchasers named therein of shares of Series B Preferred Stock (as defined below);

WHEREAS, in connection with the transactions contemplated by the Series B Preferred Stock Purchase Agreement, the Managing Member desires to amend and restate the Existing LLC Agreement pursuant to Section 4.3(b) thereof to set forth the designations, preferences, rights, powers and duties of the Series B Preferred Units (as defined below); and

WHEREAS, this Agreement shall supersede the Existing LLC Agreement in its entirety as of the date hereof.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement and the Schedules and Exhibits attached to this Agreement, the following definitions shall apply:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.

“Adjusted Basis” has the meaning given such term in Section 1011 of the Code.

“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Member’s Capital Account at the end of any Fiscal Year or other taxable period, with the following adjustments:

(a)	credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain; and

(b)	debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For these purposes, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that, for purposes of this Agreement, (i) no Member shall be deemed an Affiliate of the Company or any of its Subsidiaries and (ii) none of the Company or any of its Subsidiaries shall be deemed an Affiliate of any Member.

“After-Tax TRA Payments” means, at any date of determination, with respect to a Member that has received payments under the Tax Receivable Agreement, the excess of (i) the aggregate payments received by such Member pursuant to the Tax Receivable Agreement at such time, over (ii) the cumulative amount of federal, state and local income taxes payable with respect to such payments, determined taking into account the character of income or gain applicable to such payments and assuming the Member is subject to tax at the Assumed Tax Rate.

“Agreement” is defined in the preamble to this Agreement.

“Assumed Tax Liability” means, with respect to any Member at any Tax Advance Date, an amount equal to the cumulative amount of federal, state and local income taxes (including any applicable estimated taxes), determined taking into account the character of income and loss allocated as it affects the Assumed Tax Rate, that the Managing Member estimates would be due from such Member as of the relevant Tax Advance Date, (i) assuming such Member were an individual who earned solely the items of income, gain, deduction, loss, and/or credit allocated to such Member pursuant to Article V, (ii) taking into account items determined at the Member level with respect to Depletable Properties owned by the Company, as if such items were allocated at the Company level and using the cost depletion method, (iii) after taking proper account of loss carryforwards available to individual taxpayers resulting from losses allocated to the Members by the Company, to the extent not taken into account in prior periods, and (iv) assuming that such Member is subject to tax at the Assumed Tax Rate. The Managing Member shall reasonably determine the Assumed Tax Liability for each Member based on such assumptions as the Managing Member deems necessary.

“Assumed Tax Rate” means, for any taxable year, the sum of the highest marginal effective rate of federal, state, and local income tax applicable to any direct, or in the case of ownership through an entity classified as a partnership or disregarded entity for federal income tax purposes, indirect owner of a Member (other than Rosehill) (including any tax rate imposed under Section 1411 of the Code) determined by applying the rates applicable to ordinary income (in cases where taxes are being determined on ordinary income allocated to a Member) and capital gains (in cases where taxes are being determined on capital gains allocated to a Member), and excluding any deduction of state and local income taxes in computing a Member’s liability for federal income tax. The Managing Member shall consult in good faith with each other Member to determine the Assumed Tax Rate for such Member for any taxable year.

“beneficially own” and “beneficial owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.

“Bipartisan Budget Act of 2015” means Title XI of the Bipartisan Budget Act of 2015, as may be amended from time to time (or any corresponding provisions of succeeding law), and any related provisions of law, including court decisions, regulations and administrative guidance.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York.

“Call Election Notice” is defined in Section 4.6(f)(ii).

“Call Right” has the meaning set forth in Section 4.6(f)(i).

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with Section 4.4.

“Capital Contribution” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than cash) contributed to the Company by such Member. Any reference to the Capital Contribution of a Member will include any Capital Contributions made by a predecessor holder of such Member’s Units to the extent that such Capital Contribution was made in respect of Units Transferred to such Member.

“Cash Election” is defined in Section 4.6(a)(iv).

“Cash Election Amount” means with respect to a particular Exchange on any Exchange Date, an amount of cash equal to the number of shares of Class A Common Stock that would be received in such Exchange, multiplied by the Class A VWAP Price.

“Class A Common Stock” means, as applicable, (i) the Class A Common Stock, par value $0.001 per share, of Rosehill or (ii) following any consolidation, merger, reclassification or other similar event involving Rosehill, any shares or other securities of Rosehill or any other Person or cash or other property that become payable in consideration for the Class A Common Stock or into which the Class A Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Class A VWAP Price” means the (i) the volume weighted average price of a share of Class A Common Stock for the 20 trading days ending on and including the trading day prior to the Exchange Notice Date, as reported by Bloomberg, L.P., or its successor, or (ii) in the event the shares of Class A Common Stock are not then publicly traded, the value, as reasonably determined by the Managing Member in good faith, that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer or seller.

“Class B Common Stock” means, as applicable, (i) the Class B Common Stock, par value $0.001 per share, of Rosehill or (ii) following any consolidation, merger, reclassification or other similar event involving Rosehill, any shares or other securities of Rosehill or any other Person or cash or other property that become payable in consideration for the Class B Common Stock or into which the Class B Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Closing Date Capital Account Balance” means, with respect to any Member, the positive Capital Account balance of such Member as of April 27, 2017, the amount or deemed value of which is set forth on Exhibit A as determined immediately following the contributions and distributions from and to the Members, respectively, pursuant to the Combination Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Combination Agreement” is defined in the Recitals.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Units” has the meaning set forth in Section 4.1(b).

“Company” is defined in the preamble to this Agreement.

“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d). It is further understood that Company Minimum Gain shall be determined in a manner consistent with the rules of Treasury Regulations Section 1.704-2(b)(2), including the requirement that if the adjusted Gross Asset Value of property subject to one or more Nonrecourse Liabilities differs from its adjusted tax basis, Company Minimum Gain shall be determined with reference to such Gross Asset Value.

“Company Representative” has the meaning assigned to the term “partnership representative” in Section 6223 of the Code and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder and as appointed in Section 10.4.

“Consolidated Group” has the meaning set forth in in Section 5.6(a).

“Contract” means any written agreement, contract, lease, sublease, license, sublicense, obligation, promise or undertaking.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Debt Securities” means, with respect to Rosehill, any and all debt instruments or debt securities that are not convertible or exchangeable into Equity Securities of Rosehill.

“Depletable Property” means each separate oil and gas property as defined in Code Section 614.

“Depreciation” means, for each Fiscal Year or other taxable period, an amount equal to the depreciation, amortization, or other cost recovery deduction (excluding depletion) allowable with respect to an asset for such Fiscal Year or other taxable period, except that (a) with respect to any such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Fiscal Year or other taxable period shall be the amount of book basis recovered for such Fiscal Year or other taxable period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other taxable period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other taxable period bears to such beginning Adjusted Basis; provided, however, that if the Adjusted Basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year or other taxable period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Member.

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time (or any corresponding provisions of succeeding law).

“Discount” has the meaning set forth in Section 7.9.

“Effective Time” means the time of the Closing (as defined in the Combination Agreement).

“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing. For the avoidance of doubt, the Series A Preferred Units and the Series B Preferred Units are Equity Securities of the Company, and the Series A Preferred Stock and the Series B Preferred Stock are Equity Securities of Rosehill.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Exchange” has the meaning set forth in Section 4.6(a)(i).

“Exchange Date” means (i) (x) if the Company has not made a valid Cash Election with respect to the relevant Exchange, the date that is three (3) Business Days after the Exchange Notice Date or (y) if the Company has made a valid Cash Election with respect to the relevant

Exchange, the date that is the first Business Day on which the Company has available funds to pay the Cash Election Amount (but in any event no more than 10 days after the Exchange Notice Date), or (ii) such later date specified in or pursuant to the Exchange Notice.

“Exchange Notice” is defined in Section 4.6(a)(iii).

“Exchange Notice Date” is defined in Section 4.6(a)(iii).

“Exchanging Member” is defined in Section 4.6(a)(ii).

“Existing LLC Agreement” is defined in the preamble to this Agreement.

“Fair Market Value” means the fair market value of any property as determined in good faith by the Managing Member after taking into account such factors as the Managing Member shall reasonably deem appropriate.

“Fiscal Year” means the fiscal year of the Company, which shall end on December 31 of each calendar year unless, for U.S. federal income tax purposes, another fiscal year is required. The Company shall have the same fiscal year for U.S. federal income tax purposes and for accounting purposes.

“GAAP” means U.S. generally acceptable accounting principles at the time.

“Good Faith” means a Person having acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal proceeding, having had no reasonable cause to believe such Person’s conduct was unlawful.

“Governmental Entity” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, stock exchange, regulatory, self-regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for U.S. federal income tax purposes, except as follows:

(a)	the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;

(b)

the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values as of the following times: (i) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution (including any Preferred Units issued/distributed to Rosehill with respect to Preferred Units pursuant to Section 6.1(a)(i)) to the Company or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1) (other than pursuant to Code Section 708(b)(1)(B)), (iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (v) any other event to the extent determined by the Managing Member to be permitted and necessary or appropriate to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any noncompensatory options are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(v), the Company shall adjust the Gross Asset Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c)	the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;

(d)	the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subsection (g) in the definition of “Profits” or “Losses” below or Section 5.2(h); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this subsection to the extent the Managing Member determines that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(e)	if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subsections (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation and Simulated Depletion taken into account with respect to such asset for purposes of computing Profits, Losses and other items allocated pursuant to Article V.

“Indebtedness” means (a) all indebtedness for borrowed money (including capitalized lease obligations, sale-leaseback transactions or other similar transactions, however evidenced), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) notes payable and (d) lines of credit and any other agreements relating to the borrowing of money or extension of credit.

“Interest” means the entire interest of a Member in the Company, including the Units and all of such Member’s rights, powers and privileges under this Agreement and the Act.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

“Legal Action” is defined in Section 12.7.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Liquidating Events” is defined in Section 11.1.

“Managing Member” is defined in the preamble to this Agreement.

“Member” means any Person that executes this Agreement as a Member, and any other Person admitted to the Company as an additional or substituted Member, that has not made a disposition of such Person’s entire Interest.

“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and -2(g)(3).

“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“National Securities Exchange” means an exchange registered with the Commission under the Exchange Act.

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2(b)(3).

“Officer” means each Person appointed as an officer of the Company pursuant to and in accordance with the provisions of Section 7.2.

“Permitted Transferee” means, with respect to any Member, (a) any Affiliate of such Member; (b) any partner, shareholder or member of such Member, (b) any successor entity of such Member; (c) a trust established by or for the benefit of a Member of which only such Member and his or her immediate family members are beneficiaries; (d) any Person established for the benefit of, and beneficially owned solely by, an entity Member or the sole individual direct or indirect owner of an entity Member; and (e) upon an individual Member’s death, an executor, administrator or beneficiary of the estate of the deceased Member.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Plan Asset Regulations” means the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, or any successor regulations as the same may be amended from time to time.

“Preferred Stock” means preference Equity Securities issued by Rosehill that rank senior to the Rosehill Common Stock with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of Rosehill.

“Preferred Stock Related Taxes” is defined in Section 6.2(a)(i).

“Preferred Units” means preference Equity Securities issued by the Company that rank senior to the Common Units with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Company.

“President and Chief Executive Officer” is defined in Section 7.2(b).

“Prime Rate” means, on any date of determination, a rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Proceeding” is defined in Section 7.4.

“Profits” or “Losses” means, for each Fiscal Year or other taxable period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)	any income or gain of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

(b)	any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)

in the event the Gross Asset Value of any Company asset is adjusted pursuant to subsections (b) or (c) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the

Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 5.2, be taken into account for purposes of computing Profits or Losses;

(d)	gain or loss resulting from any disposition of Company assets (other than Depletable Property) with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e)	Gain resulting from any disposition of a Depletable Property with respect to which gain is recognized for U.S. federal income tax purposes shall be treated as being equal to the corresponding Simulated Gain;

(f)	in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(g)	to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(h)	any items of income, gain, loss or deduction which are specifically allocated pursuant to Section 5.1(a) or the provisions of Section 5.2 shall not be taken into account in computing Profits or Losses for any taxable year, but such items available to be specially allocated pursuant to Section 5.1(a) and Section 5.2 will be determined by applying rules analogous to those set forth in subparagraphs (a) through (g) above.

“Property” means all real and personal property owned by the Company from time to time, including both tangible and intangible property.

“Reclassification Event” means any of the following: (i) any reclassification or recapitalization of Rosehill Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 4.1(g)), (ii) any merger, consolidation or other combination involving Rosehill, or (iii) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of Rosehill to any other Person, in each of clause (i), (ii) or (iii), as a result of which holders of Rosehill Common Stock shall be entitled to receive cash, securities or other property for their shares of Rosehill Common Stock.

“Regulatory Allocations” is defined in Section 5.2(j).

“Reporting Member” has the meaning set forth in in Section 5.6(a).

“Retraction Notice” is defined in Section 4.6(b)(i).

“Rosehill” is defined in the preamble to this Agreement.

“Rosehill Common Stock” means all classes and series of common stock of the Managing Member, including the Class A Common Stock and the Class B Common Stock.

“Rosehill Offer” is defined in Section 4.6(g).

“Rosehill Stock” means the Rosehill Common Stock, together with any other stock of Rosehill, including the Preferred Stock.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Series A Preferred Stock” means, as applicable, the 8.000% Series A Cumulative Perpetual Convertible Preferred Stock, par value $0.0001 per share, of Rosehill.

“Series A Preferred Units” has the meaning set forth in Section 4.1(b).

“Series B Initial Closing” means the consummation of the purchase and sale of the Base Series B Preferred Shares (as defined in the Series B Preferred Stock Purchase Agreement).

“Series B Preferred Stock” means, as applicable, the 10.000% Series B Redeemable Preferred Stock, par value $0.0001 per share, of Rosehill.

“Series B Preferred Stock Purchase Agreement” is defined in the recitals to this Agreement.

“Series B Preferred Units” has the meaning set forth in Section 4.1(b).

“Simulated Basis” means the Gross Asset Value of any Depletable Property.

“Simulated Depletion” means, with respect to each Depletable Property, a depletion allowance computed in accordance with U.S. federal income tax principles (as if the Simulated Basis of the property were its Adjusted Basis) using the cost depletion method in the manner specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2). For purposes of computing Simulated Depletion with respect to any Depletable Property, the Simulated Basis of such property shall be deemed to be the Gross Asset Value of such property, and in no event shall such allowance, in the aggregate, exceed such Simulated Basis.

“Simulated Gain” means the amount of gain realized from the sale or other disposition of Depletable Property as calculated in Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Simulated Loss” means the amount of loss realized from the sale or other disposition of Depletable Property as calculated in Treasury Regulations Section 1.704-1(b)(2)(iv)(k)(2).

“Subsidiary” means, with respect to any specified Person, any other Person with respect to which such specified Person (a) has, directly or indirectly, the power, through the ownership of securities or otherwise, to elect a majority of directors or similar managing body or (b) beneficially owns, directly or indirectly, a majority of such Person’s Equity Securities.

“Tax Advance” has the meaning set forth in Section 6.2(b).

“Tax Advance Date” means any date that is two business days prior to the date on which estimated federal income tax payments are required to be made by individual taxpayers and the due date for federal income tax returns of individual taxpayers (without regard to extensions).

“Tax Matters Member” means the “tax matters partner” as defined in Code Section 6231(a)(7) and as appointed in Section 10.4.

“Tax Receivable Agreement” means the Tax Receivable Agreement dated as of April 27, 2017 by and among Rosehill, Tema and the Agent as set forth thereunder and any similar agreement entered into by Rosehill after the date hereof.

“Tax Return Preparer” has the meaning provided in Section 10.3(d).

“Tax Returns” has the meaning provided in Section 10.3(a).

“Tema” has the meaning set forth in the Recitals.

“Tema Warrants” is defined in Section 3.1(c).

“Transfer” means, as a noun, any voluntary or involuntary, direct or indirect (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor, by operation of law or otherwise), transfer, sale, pledge or hypothecation or other disposition and, as a verb, voluntarily or involuntarily, directly or indirectly (whether through a change of control of the Transferor or any Person that controls the Transferor, the issuance or transfer of Equity Securities of the Transferor or any Person that controls the Transferor, by operation of law or otherwise), to transfer, sell, pledge or hypothecate or otherwise dispose of. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Transfer Agent” is defined in Section 4.6(a)(iii).

“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.

“Units” means the units issued hereunder, including the Common Units, the Series A Preferred Units and the Series B Preferred Units, and shall also include any equity security issued in respect of or in exchange for such units, whether by way of dividend or other distribution, split, recapitalization, merger, rollup transaction, consolidation, conversion or reorganization.

“Unpaid Excess Cash Amount” shall mean the total amount of any unpaid excess cash payment amounts excused from payment as a dividend on any series of Preferred Stock as a result of restrictions in any financing agreements or other third party agreement to which the Company is a party or legal requirement set forth in the Certificate of Designations for any series of Preferred Stock.

“Warrants” has the meaning set forth in in Section 3.1(f).

“Winding-Up Member” is defined in Section 11.3(a).

Section 1.2 Interpretive Provisions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)	the terms defined in Section 1.1 are applicable to the singular as well as the plural forms of such terms;

(b)	all accounting terms not otherwise defined herein have the meanings assigned under GAAP;

(c)	all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars;

(d)	when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(e)	whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

(f)	“or” is not exclusive;

(g)	pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and

(h)	the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II

ORGANIZATION OF THE LIMITED LIABILITY COMPANY

Section 2.1 Formation. The Company has been formed as a limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this Agreement.

Section 2.2 Filing. The Company’s Certificate of Formation has been filed with the Secretary of State of the State of Delaware in accordance with the Act. The Members shall execute such further documents (including amendments to such Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the formation or operation of a limited liability company in Delaware and in all states and counties where the Company may conduct its business.

Section 2.3 Name. The name of the Company is “Rosehill Operating Company, LLC” and all business of the Company shall be conducted in such name or, in the discretion of the Managing Member, under any other name.

Section 2.4 Registered Office; Registered Agent. The location of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, or at such other place as the Managing Member from time to time may select. The name and address for service of process on the Company in the State of Delaware are United Corporate Services, Inc., 874 Walker Road, Suite C, Dover, Delaware 19904, Kent County, or such other qualified Person as the Managing Member may designate from time to time and its business address.

Section 2.5 Principal Place of Business. The principal place of business of the Company shall be located in such place as is determined by the Managing Member from time to time.

Section 2.6 Purpose; Powers. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.

Section 2.7 Term. The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article XI.

Section 2.8 Intent. It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” for U.S. federal and state income tax purposes. It is also the intent of the Members that the Company not be operated or treated as a “partnership” for purposes of Section 303 of the Federal Bankruptcy Code. Neither the Company nor any Member shall take any action inconsistent with the express intent of the parties hereto as set forth in this Section 2.8.

ARTICLE III

CLOSING TRANSACTIONS

Section 3.1 Transactions In Connection With the Combination Agreement.

(a)	Effective immediately prior to the Effective Time, Tema contributed the Contributed Assets (as defined in the Combination Agreement) to the Company in exchange for 100% of the then-existing Equity Securities of the Company. Immediately following such contribution and effective as of the Effective Time, the Company was recapitalized as set forth in the Existing LLC Agreement.

(b)	Effective as of the Effective Time and immediately following the transactions contemplated by Section 3.1(a), and in accordance with the terms of the Combination Agreement, Rosehill contributed, transferred, assigned and delivered (i) all of its right, title and interest in all of its assets, including the net proceeds of its initial public offering and the Equity Financing, and (ii) the number of shares of its Class B Common Stock as contemplated under the Combination Agreement to the Company in exchange for (y) a number of Common Units equal to the number of Common Units set forth opposite its name in Exhibit A and (z) a number of Series A Preferred Units equal to the number of Series A Preferred Units set forth opposite its name in Exhibit A.

(c)	Effective as of the Effective Time and immediately following the transactions contemplated by Sections 3.1(a)-(b), and in accordance with the terms of the Combination Agreement, Rosehill contributed, transferred, assigned and delivered the number of warrants to purchase shares of Rosehill Class A Common Stock as contemplated under the Combination Agreement to the Company (the “Tema Warrants”) in exchange for a number of Warrants equal to the number of Tema Warrants (as set forth in Section 3.1(f));

(d)	Effective as of the Effective Time and immediately following the transactions contemplated by Sections 3.1(a)-(c), and in accordance with the terms of the Combination Agreement, the Company distributed cash, all of its shares of Class B Common Stock and the Tema Warrants to Tema in redemption of a certain number of Common Units as is set forth in the Combination Agreement.

(e)	The total number of Units issued and outstanding and held by the Members immediately following the consummation of the transactions contemplated by Sections 3.1(a)-(d) of this Agreement and the Combination Agreement is set forth on Exhibit A hereto (as amended from time to time in accordance with the terms of this Agreement).

(f)

Effective as of the Effective Time and immediately following the transactions contemplated by Sections 3.1(a)-(c), and prior to giving effect to Section 4.1 under the Existing LLC Agreement, the Company issued to Rosehill a number of warrants exercisable for Common Units (the “Warrants”) in an amount equal to the number of warrants exercisable for shares of Class A Common Stock outstanding immediately prior to such issuance of Warrants pursuant to this Section 3.1(f) (including, but not limited to, a number of warrants equal to the number of Tema Warrants). For the avoidance of doubt, each Warrant shall be treated as a “noncompensatory option” within the meaning of Treasury Regulations Sections 1.721-2(f) and 1.761-3(b)(2) and not be treated as a partnership interest pursuant to Treasury Regulations Section 1.761-3(a).

Section 3.2    Transactions In Connection With the Series B Preferred Stock Purchase Agreement.

(a)	In accordance with Section 4.1(e) of this Agreement, effective concurrently with each Closing (as defined in the Series B Preferred Stock Purchase Agreement), the Company shall issue to Rosehill a number of Series B Preferred Units in an amount equal to the number of shares of Series B Preferred Stock issued by Rosehill at each such Closing, in exchange for the corresponding contribution by Rosehill to the Company of the net proceeds received by Rosehill from the sale of such shares of Series B Preferred Stock at such Closing.

(b)	The total number of Units issued and outstanding and held by the Members immediately following the consummation of the Series B Initial Closing pursuant to the Series B Preferred Stock Purchase Agreement is set forth on Exhibit A hereto (as amended from time to time in accordance with the terms of this Agreement).

ARTICLE IV

OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 4.1 Authorized Units; General Provisions With Respect to Units.

(a)	Subject to the provisions of this Agreement, the Company shall be authorized to issue from time to time such number of Units and such other Equity Securities as the Managing Member shall determine in accordance with Section 4.3. Each authorized Unit may be issued pursuant to such agreements as the Managing Member shall approve, including pursuant to options and warrants. The Company may reissue any Units that have been repurchased or acquired by the Company.

(b)	As of the date of this Agreement, the Company shall have two authorized classes of Units, consisting of units of limited liability company interests denominated as “Common Units” and “Preferred Units.” As of the date of this Agreement, the Preferred Units shall consist of two series, designated as the 8.000% Series A Cumulative Perpetual Convertible Preferred Units (the “Series A Preferred Units”) and the 10.000% Series B Redeemable Preferred Units (the “Series B Preferred Units”). All Common Units shall be identical, all Series A Preferred Units shall be identical, and all Series B Preferred Units shall be identical.

(c)	Initially, none of the Units will be represented by certificates. If the Managing Member determines that it is in the interest of the Company to issue certificates representing the Units, certificates will be issued and the Units will be represented by those certificates, and this Agreement shall be amended as necessary or desirable to reflect the issuance of certificated Units for purposes of the Uniform Commercial Code. Nothing contained in this Section 4.1(c) shall be deemed to authorize or permit any Member to Transfer its Units except as otherwise permitted under this Agreement.

(d)	The total number of Units issued and outstanding and held by the Members is set forth on Exhibit A (as amended from time to time in accordance with the terms of this Agreement) as of the date set forth therein.

(e)

If at any time Rosehill issues a share of its Class A Common Stock or any other Equity Security of Rosehill (other than shares of Class B Common Stock), (i) the Company shall concurrently issue to Rosehill one Common Unit (if Rosehill issues a share of Class A Common Stock) or such other Equity Security of the Company (if Rosehill issues Equity Securities other than Class A Common Stock) corresponding to the Equity Securities issued by Rosehill, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of Rosehill to be issued and (ii) Rosehill shall concurrently contribute to the Company the net proceeds received by Rosehill for such share of Class A Common Stock or other Equity Security (including any exercise price related thereto); provided, however, that if Rosehill issues any shares of Class A Common Stock in order to purchase or fund the purchase from a Member of a number of Common Units (and shares of Class B Common Stock) equal to the number of shares of Class A Common Stock so issued, then the Company shall not issue any new Common Units in connection therewith, Rosehill shall not be required to transfer such net proceeds to the Company, and such net proceeds shall instead be transferred to such Member as consideration for such purchase. Notwithstanding the foregoing, this Section 4.1(e) shall not apply to (i) the issuance and distribution to holders of shares of Rosehill Stock of rights to purchase Equity Securities of Rosehill under a “poison pill” or similar shareholders rights plan (and upon any exchange of Common Units for Class A Common Stock, such Class A Common Stock will be issued together with a corresponding right under such plan) or (ii) the issuance under Rosehill’s employee benefit plans of any warrants, options, other rights to acquire Equity Securities of Rosehill or rights or property that may be converted into or settled in Equity Securities of Rosehill, but shall in each of the foregoing cases apply to the issuance of Equity Securities of Rosehill in connection with the exercise or settlement of such rights, warrants, options or other rights or property (it being understood that Rosehill shall contribute to the Company the net proceeds, if any, received by Rosehill in connection with such exercise or settlement). Except pursuant to Section 4.6, (A) the Company may not issue any additional Common Units to Rosehill or any of its Subsidiaries unless substantially simultaneously therewith Rosehill or such Subsidiary issues or sells an equal number of shares of

Rosehill’s Class A Common Stock to another Person and (B) the Company may not issue any additional Equity Securities of the Company to Rosehill or any of its Subsidiaries unless substantially simultaneously Rosehill or such Subsidiary issues or sells, to another Person, an equal number of shares of a new or existing class or series of Equity Securities of Rosehill or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company. If at any time Rosehill issues Debt Securities, Rosehill shall transfer to the Company (in a manner to be determined by the Manager Member in its reasonable discretion) the proceeds received by Rosehill in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities. In the event any Equity Security outstanding at Rosehill (including any series of Preferred Stock) is exercised or otherwise converted and, as a result, any shares of Class A Common Stock or other Equity Securities of Rosehill are issued, the corresponding Equity Security outstanding at the Company (including any series of Preferred Units or the Warrants, if applicable) shall be similarly exercised or otherwise converted, as applicable, and an equivalent number of Common Units or other Equity Securities of the Company shall be issued to Rosehill as contemplated by the first sentence of this Section 4.1(e).

(f)

Rosehill or any of its Subsidiaries may not redeem, repurchase or otherwise acquire (i) any shares of Class A Common Stock (including upon forfeiture of any unvested shares of Class A Common Stock) unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from Rosehill or such Subsidiary an equal number of Common Units for the same price per security or (ii) any other Equity Securities of Rosehill, unless substantially simultaneously the Company redeems, repurchases or otherwise acquires from Rosehill or such Subsidiary an equal number of Equity Securities of the Company of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of Rosehill for the same price per security. The Company may not redeem, repurchase or otherwise acquire (A) except pursuant to Section 4.6, any Common Units from Rosehill or any of its Subsidiaries unless substantially simultaneously Rosehill or such Subsidiary redeems, repurchases or otherwise acquires an equal number of shares of Class A Common Stock for the same price per security from holders thereof or (B) any other Equity Securities of the Company from Rosehill or any of its Subsidiaries unless substantially simultaneously Rosehill or such Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of Rosehill of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation) and other economic rights as those of such Equity Securities of Rosehill. Notwithstanding the foregoing, to the extent that any consideration payable by Rosehill in connection with the redemption or repurchase of any shares of Class A Common Stock or other Equity Securities of Rosehill or any of its Subsidiaries consists (in whole or in part) of shares of Class A Common Stock or other Equity Securities

(including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.

(g)	The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Units or any class thereof unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Rosehill Stock or applicable class thereof, with corresponding changes made with respect to any other exchangeable or convertible securities. Rosehill shall not in any manner effect any subdivision (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the outstanding Rosehill Stock or any class thereof unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units or applicable class thereof, with corresponding changes made with respect to any other exchangeable or convertible securities.

Section 4.2 Voting Rights. No Member has any voting right except with respect to those matters specifically reserved for a Member vote under the Act and for matters expressly requiring the approval of Members under this Agreement. Except as otherwise required by the Act, each Unit will entitle the holder thereof to one vote on all matters to be voted on by the Members. Except as otherwise expressly provided in this Agreement, the holders of Common Units having voting rights will vote together as a single class on all matters to be approved by the Members.

Section 4.3 Capital Contributions; Unit Ownership.

(a)	Capital Contributions. As of April 27, 2017, each Member named on Exhibit A was credited with the Closing Date Capital Account Balance set forth on Exhibit A in respect of its Interest specified thereon. Except as otherwise set forth in Section 4.1(e), no Member shall be required to make additional Capital Contributions.

(b)

Issuance of Additional Units or Interests. Except as otherwise expressly provided in this Agreement including but not limited to Section 4.1, the Managing Member shall have the right to authorize and cause the Company to issue on such terms (including price) as may be determined by the Managing Member (i) additional Units or other Equity Securities in the Company (including creating preferred interests or other classes or series of interests having such rights, preferences and privileges as determined by the Managing Member, which rights, preferences and privileges may be senior to the Units), and (ii) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable for Units or other Equity Securities in the Company; provided that, at any time following the date hereof, in each case the Company shall not issue Equity Securities in the

Company to any Person unless such Person shall have executed a counterpart to this Agreement and all other documents, agreements or instruments deemed necessary or desirable in the discretion of the Managing Member. Upon such issuance and execution, such Person shall be admitted as a Member of the Company. In that event, the Managing Member shall amend Exhibit A to reflect such additional issuances. Subject to Section 12.1, the Managing Member is hereby authorized to amend this Agreement to set forth the designations, preferences, rights, powers and duties of such additional Units or other Equity Securities in the Company, or such other amendments that the Managing Member determines to be otherwise necessary or appropriate in connection with the creation, authorization or issuance of, any class or series of Units or other Equity Securities in the Company pursuant to this Section 4.3(b). Notwithstanding the foregoing, the Managing Member shall have the right to amend this Agreement as set forth in this sentence without the approval of any other Person (including any Member) and notwithstanding any other provision of this Agreement (including Section 12.1) if such amendment is necessary in order to consummate any offering of shares of Rosehill Stock or other Equity Securities of Rosehill provided that the designations, preferences, rights, powers and duties of any such additional Units or other Equity Securities of the Company as set forth in such amendment are substantially similar to those applicable to such shares of Rosehill Stock or other Equity Securities of Rosehill.

Section 4.4 Capital Accounts. A Capital Account shall be maintained for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this Agreement. Each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 5.1 and any other items of income or gain allocated to such Member pursuant to Section 5.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 5.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 5.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). In the event of a Transfer of Units made in accordance with this Agreement, the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l). For the avoidance of doubt, any distribution/issuance of Preferred Units to Rosehill pursuant to Section 6.1(a)(i) shall be treated as: (i) a distribution of cash in an amount that would apply if payment were made in cash rather than Preferred Units; and (ii) a contribution of the amount described in clause (i) to the Company in exchange for the Preferred Units issued.

Section 4.5 Other Matters.

(a)	No Member shall demand or receive a return on or of its Capital Contributions or withdraw from the Company without the consent of the Managing Member. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive property other than cash.

(b)	No Member shall receive any interest, salary, compensation, draw or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in Section 7.9 or otherwise contemplated by this Agreement.

(c)	The Liability of each Member shall be limited as set forth in the Act and other applicable Law and, except as expressly set forth in this Agreement or required by Law, no Member (or any of its Affiliates) shall be personally liable, whether to the Company, to any of the other Members, to the creditors of the Company, or to any other third party, for any debt or Liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company.

(d)	Except as otherwise required by the Act, a Member shall not be required to restore a deficit balance in its Capital Account, to lend any funds to the Company or, except as otherwise set forth herein, to make any additional contributions or payments to the Company.

(e)	The Company shall not be obligated to repay any Capital Contributions of any Member.

Section 4.6 Exchange of Common Units.

(a)	(i) Each of the Members (other than Rosehill) shall be entitled to cause the Company to redeem, at any time and from time to time, all or any portion of such Member’s Common Units (together with the transfer and surrender of the same number of shares of Class B Common Stock) for an equivalent number of shares of Class A Common Stock (an “Exchange”) or, at the Company’s election made in accordance with Section 4.6(a)(iv), cash equal to the Cash Election Amount calculated with respect to such Exchange, upon the terms and subject to the conditions set forth in this Section 4.6 and in Section 6.2(b). Upon the Exchange by a Member of all of its Common Units, if the Member does not hold any other Units, such Member shall, for the avoidance of doubt, cease to be a Member of the Company.

(ii)

Each exchanging Member (the “Exchanging Member”) shall be permitted to effect a redemption of Common Units pursuant to Section 4.6(a)(i) that involves less than 1,500,000 Common Units no more frequently than (i) six times per calendar year and (ii) no more than two times per calendar quarter; provided, however, that if an Exchanging

Member provides an Exchange Notice with respect to all of the Common Units held by such Exchanging Member, such Exchange may occur at any time, subject to this Section 4.6; provided, further, that the Managing Member may, in its sole discretion and at any time, permit any Member to effect a redemption of a lesser number of Common Units.

(iii)	In order to exercise the redemption right under Section 4.6(a)(i), the Exchanging Member shall provide written notice (the “Exchange Notice”) to the Company, with a copy to Rosehill (the date of delivery of such Exchange Notice, the “Exchange Notice Date”), stating (i) the number of Common Units (together with the transfer and surrender of an equal number of shares of Class B Common Stock) the Exchanging Member elects to have the Company redeem, (ii) if the shares of Class A Common Stock to be received are to be issued other than in the name of the Exchanging Member, the name(s) of the Person(s) in whose name or on whose order the shares of Class A Common Stock are to be issued, and (iii) if the Exchanging Member requires the Exchange to take place on a specific date, such date, provided that, any such specified date shall not be earlier than the date that would otherwise apply pursuant to clause (i) of the definition of Exchange Date. If the Common Units to be redeemed (or the shares of Class B Common Stock to be transferred and surrendered) by the Exchanging Member are represented by a certificate or certificates, prior to the Exchange Date, the Exchanging Member shall also present and surrender such certificate or certificates representing such Common Units (or shares of Class B Common Stock) during normal business hours at the principal executive offices of the Company, or if any agent for the registration or transfer of Class A Common Stock is then duly appointed and acting (the “Transfer Agent”), at the office of the Transfer Agent. If required by the Managing Member, any certificate for Common Units and any certificate for shares of Class B Common Stock (in each case, if certificated) surrendered to the Company hereunder shall be accompanied by instruments of transfer, in forms reasonably satisfactory to the Managing Member and the Transfer Agent, duly executed by the Exchanging Member or the Exchanging Member’s duly authorized representative.

(iv)	Upon receipt of an Exchange Notice, the Company shall be entitled to elect (a “Cash Election”) to settle the Exchange by delivering to the Exchanging Member, in lieu of the applicable number of shares of Class A Common Stock that would be received in such Exchange, an amount of cash equal to the Cash Election Amount for such Exchange. In order to make a Cash Election with respect to an Exchange, the Company must provide written notice of such election to the Exchanging Member (with a copy to Rosehill) prior to 1:00 p.m., Houston time, on the second Business Day after the Exchange Notice Date. If the Company fails to provide such written notice prior to such time, it shall not be entitled to make a Cash Election with respect to such Exchange.

(v)	For U.S. federal income (and applicable state and local) tax purposes, each of the Exchanging Member, the Company and Rosehill, as the case may be, agree to treat each Exchange and, in the event Rosehill exercises its Call Right, each transaction between the Exchanging Member and Rosehill, as a sale of the Exchanging Member’s Common Units (together with the same number of shares of Class B Common Stock) to Rosehill in exchange for shares of Class A Common Stock or cash, as applicable.

(b)	(i) The Exchange shall be completed on the Exchange Date; provided that the Company, Rosehill and the Exchanging Member may change the number of Common Units specified in the Exchange Notice as to be redeemed and/or the Exchange Date to another number and/or date by unanimous agreement signed in writing by each of them; provided further that an Exchange Notice may specify that the Exchange is to be contingent (including as to timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the shares of Class A Common Stock into which the Common Units are redeemable, or the closing of an announced merger, consolidation or other transaction or event in which the shares of Class A Common Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property, provided that the foregoing shall not apply to any Exchange with respect to which the Company has made a valid Cash Election; provided further, that the Exchange Date may be moved to a later date to the extent Rosehill reasonably determines is necessary for, and the Company, Rosehill and the Exchanging Member shall take any action reasonably necessary to cause, the Exchange and any subsequent sale of Class A Common Stock resulting therefrom to be in compliance with applicable securities Law. Provided the Company has not made a valid Cash Election, the Exchanging Member may retract its Exchange Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to Rosehill) at any time prior to the Exchange Date. The timely delivery of a Retraction Notice shall terminate all of the Exchanging Member’s, the Company’s and Rosehill’s rights and obligations arising from the retracted Exchange Notice.

(ii)

Unless the Exchanging Member has timely delivered a Retraction Notice as provided in Section 4.6(b)(i) or Rosehill has elected its Call Right pursuant to Section 4.6(f), on the Exchange Date (to be effective immediately prior to the close of business on the Exchange Date) (A) the Exchanging Member shall transfer and surrender the Common Units to be redeemed (and a corresponding number of shares of Class B Common Stock) to the Company, in each case free and clear of all liens and encumbrances, (B) Rosehill shall contribute to the Company the consideration the Exchanging Member is entitled to receive under Section 4.6(a)(i), (C) the Company shall (x) cancel the redeemed Common Units, (y) transfer to the Exchanging Member the consideration the Exchanging

Member is entitled to receive under Section 4.6(a)(i), and (z) if the Common Units are certificated, issue to the Exchanging Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Exchanging Member pursuant to clause (ii)(A) of this Section 4.6(b) and the number of redeemed Common Units, (D) the Company shall issue to Rosehill a number of Common Units equal to the number of Common Units surrendered by the Exchanging Member and (E) Rosehill shall cancel the surrendered shares of Class B Common Stock. Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Company makes a valid Cash Election, Rosehill shall only be obligated to contribute to the Company an amount in cash equal to the net proceeds (after deduction of any underwriters’ discounts or commissions and brokers’ fees or commissions) from the sale by Rosehill of a number of shares of Class A Common Stock equal to the number of Common Units to be redeemed with such cash; provided that Rosehill’s Capital Account shall be increased by an amount equal to any such discounts, commissions and fees relating to such sale of shares of Class A Stock in accordance with Section 7.9; provided further, that the contribution of such net proceeds shall in no event affect the Exchanging Member’s right to receive the Cash Election Amount.

(c)

If (i) there is any reclassification, reorganization, recapitalization or other similar transaction pursuant to which the shares of Class A Common Stock are converted or changed into another security, securities or other property (other than as a result of a subdivision or combination or any transaction subject to Section 4.1(g)), or (ii) Rosehill, by dividend or otherwise, distributes to all holders of the shares of Class A Common Stock evidences of its Indebtedness or assets, including securities (including shares of Class A Common Stock and any rights, options or warrants to all holders of the shares of Class A Common Stock to subscribe for or to purchase or to otherwise acquire shares of Class A Common Stock, or other securities or rights convertible into, exchangeable for or exercisable for shares of Class A Common Stock) but excluding any cash dividend or distribution as well as any such distribution of Indebtedness or assets received by Rosehill from the Company in respect of the Units, then upon any subsequent Exchange, in addition to the shares of Class A Common Stock or the Cash Election Amount, as applicable, each Member shall be entitled to receive the amount of such security, securities or other property that such Member would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization, other similar transaction, dividend or other distribution, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares of Class A Common Stock are converted or changed into another security, securities or other property, or any dividend or distribution (other than an excluded dividend or distribution, as described above), this Section 4.6 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Agreement shall apply to the Units held by the Members and their Permitted Transferees as of the date hereof, as well as any Units hereafter acquired by a Member and his or her or its Permitted Transferees.

(d)	Rosehill shall at all times keep available, solely for the purpose of issuance upon an Exchange, out of its authorized but unissued shares of Class A Common Stock or other Equity Securities, such number of shares of Class A Common Stock that shall be issuable upon the Exchange of all outstanding Common Units (other than those Common Units held by Rosehill or any Subsidiary of Rosehill); provided, that nothing contained herein shall be construed to preclude Rosehill from satisfying its obligations with respect to an Exchange by delivery of cash pursuant to a Cash Election or shares of Class A Common Stock or other Equity Securities that are held in the treasury of Rosehill. Rosehill covenants that all shares of Class A Common Stock and other Equity Securities that shall be issued upon an Exchange shall, upon issuance thereof, be validly issued, fully paid and non-assessable. In addition, for so long as the shares of Class A Common Stock or other Equity Securities are listed on a National Securities Exchange, Rosehill shall use its reasonable best efforts to cause all shares of Class A Common Stock and such other Equity Securities issued upon an Exchange to be listed on such National Securities Exchange at the time of such issuance.

(e)	The issuance of shares of Class A Common Stock or other Equity Securities upon an Exchange shall be made without charge to the Exchanging Member for any stamp or other similar tax in respect of such issuance; provided, however, that if any such shares of Class A Common Stock or other Equity Securities are to be issued in a name other than that of the Exchanging Member, then the Person or Persons in whose name the shares are to be issued shall pay to Rosehill the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of Rosehill that such tax has been paid or is not payable.

(f)

(i) Notwithstanding anything to the contrary in this Section 4.6, but subject to Section 4.6(g), an Exchanging Member shall be deemed to have offered to sell its Common Units as described in the Exchange Notice to Rosehill, and Rosehill may, in its sole discretion, by means of delivery of Call Election Notice in accordance with, and subject to the terms of, this Section 4.6(f), elect to purchase directly and acquire such Common Units (together with the transfer and surrender of the same number of shares of Class B Common Stock) on the Exchange Date by paying to the Exchanging Member (or, on the Exchanging Member’s written order, its designee), that number of shares of Class A Common Stock the Exchanging Member (or its designee) would otherwise receive pursuant to Section 4.6(a)(i) or, at Rosehill’s election, an amount of cash equal to the Cash Election Amount of such shares of Class A Common Stock (the “Call Right”), whereupon Rosehill shall acquire the Common Units offered for exchange by the Exchanging Member (together with the transfer and surrender of the same number of shares of Class B Common Stock) and shall be treated for all purposes of this Agreement as the owner of such Common Units and shares of Class B Common Stock.

(ii)	Rosehill may, at any time prior to the Exchange Date, in its sole discretion deliver written notice (a “Call Election Notice”) to the Company and the Exchanging Member setting forth its election to exercise its Call Right. A Call Election Notice may be revoked by Rosehill at any time; provided that any such revocation does not prejudice the ability of the parties to consummate an Exchange on the Exchange Date. Except as otherwise provided by this Section 4.6(f), an exercise of the Call Right shall be consummated pursuant to the same timeframe and in the same manner as the relevant Exchange would have been consummated if Rosehill had not delivered a Call Election Notice.

(g)	In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to shares of Class A Common Stock (a “Rosehill Offer”) is proposed by Rosehill or is proposed to Rosehill or its stockholders and approved by the board of directors of Rosehill or is otherwise effected or to be effected with the consent or approval of the board of directors of Rosehill, the Members (other than Rosehill) shall be permitted to participate in such Rosehill Offer by delivery of a contingent Exchange Notice in accordance with the second proviso of the first sentence of Section 4.6(b)(i). In the case of a Rosehill Offer proposed by Rosehill, Rosehill will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Members to participate in such Rosehill Offer to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock without discrimination; provided that, without limiting the generality of this sentence, Rosehill will use its reasonable best efforts expeditiously and in good faith to ensure that such Members may participate in each such Rosehill Offer without being required to redeem Common Units (or, if so required, to ensure that any such redemption pursuant to an Exchange shall be effective only upon, and shall be conditional upon, the closing of such Rosehill Offer). In no event shall Members participating in a Rosehill Offer pursuant to this Section 4.6(g) be entitled to receive in such Rosehill Offer aggregate consideration for each Common Unit that is greater than the consideration payable in respect of each share of Class A Common Stock in connection with a Rosehill Offer.

(h)

No Exchange shall impair the right of the Exchanging Member to receive any distributions payable on the Common Units redeemed pursuant to such Exchange in respect of a record date that occurs prior to the Exchange Date for such Exchange. For the avoidance of doubt, no Exchanging Member, or a Person designated by an Exchanging Member to receive shares of Class A Common Stock, shall be entitled to receive, with respect to such record date, distributions or dividends both on Common Units redeemed by the Company from such Exchanging Member and on shares of Class A Common Stock received by such Exchanging Member, or other Person so designated, if applicable, in such Exchange.

(i)	Any Common Units acquired by the Company under this Section 4.6 and transferred by the Company to Rosehill shall remain outstanding and shall not be cancelled as a result of their acquisition by the Company. Notwithstanding any other provision of this Agreement, Rosehill shall be automatically admitted as a member of the Company with respect to any Common Units or other Equity Securities in the Company it receives under this Agreement (including under this Section 4.6 in connection with any Exchange).

ARTICLE V

ALLOCATIONS OF PROFITS AND LOSSES

Section 5.1 Profits and Losses.

(a)	Following any allocations under Section 5.2 and prior to any allocations under Section 5.1(b), items of gross income and gain shall be allocated to Rosehill in respect of its Preferred Units until the cumulative amount of items of income and gain so allocated to Rosehill for the current and all prior Fiscal Years or other relevant periods equals the sum of (without duplication) (i) the cumulative amount of distributions received by Rosehill pursuant to Section 6.1(a)(i) in respect of the Preferred Units for the current and all prior Fiscal Years or other relevant periods, plus (ii) the sum of the accrued and unpaid dividends and Unpaid Excess Cash Amounts on all of the outstanding shares of Preferred Stock as of the end of the current Fiscal Year or other relevant period, plus (iii) an amount necessary, as determined by the Managing Member, to reflect any premium paid or to be paid with respect to any series of Preferred Units (whether in connection with a redemption of Preferred Units pursuant to Section 4.1(f) or a liquidation of the Company pursuant to Article XI) for the current and all prior Fiscal Years or other relevant periods. For purposes of clause (i) above, any issuance/distribution of Preferred Units to Rosehill with respect to its Preferred Units pursuant to Section 6.1(a)(i) shall be treated as a distribution of cash in an amount that would apply if payment were made in cash rather than Preferred Units followed by an immediate contribution of such amount of cash to the Company in exchange for the relevant series of Preferred Units.

(b)

After giving effect to the allocations under Section 5.1(a), Section 5.2 and subject to Section 5.5, Profits and Losses (and, to the extent determined by the Managing Member to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Fiscal Year or other taxable period shall be allocated among the Members during such Fiscal

Year or other taxable period in a manner such that, after giving effect to the allocations set forth in Section 5.1(a) and Section 5.2 and all distributions through the end of such Fiscal Year or other taxable period, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the amount such Member would receive pursuant to Section 11.3(b)(iii) if all assets of the Company on hand at the end of such Fiscal Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each Nonrecourse Liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 11.3(b), to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

Section 5.2 Special Allocations.

(a)	Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Members pro rata in proportion to their Units. The amount of Nonrecourse Deductions for a Fiscal Year or other taxable period shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year or other taxable period over the aggregate amount of any distributions during that Fiscal Year or other taxable period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(d).

(b)	Any Member Nonrecourse Deductions for any Fiscal Year or other taxable period shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 5.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

(c)

Notwithstanding any other provision of this Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Company Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(c)), each Member shall be specially allocated items of Company income and gain for such Fiscal Year or other taxable period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This section is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(d)	Notwithstanding any other provision of this Agreement except Section 5.2(c), if there is a net decrease in Member Minimum Gain during any Fiscal Year or other taxable period (or if there was a net decrease in Member Minimum Gain for a prior Fiscal Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(d)), each Member shall be specially allocated items of Company income and gain for such year in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This section is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(e)	Notwithstanding any provision hereof to the contrary except Section 5.2(a) and Section 5.2(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Fiscal Year or other taxable period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 5.2(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.

(f)	Notwithstanding any provision hereof to the contrary except Section 5.2(c) and Section 5.2(d), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Fiscal Year or other taxable period) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided that an allocation pursuant to this Section 5.2(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.2(f) were not in this Agreement. This Section 5.2(f) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(g)

If any Member has a deficit balance in its Capital Account at the end of any Fiscal Year or other taxable period that is in excess of the sum of (i) the amount that such Member is obligated to restore and (ii) the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and (i)(5), that Member shall be specially allocated items of Company income, gain and Simulated Gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 5.2(g) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in this Article V have been made as if Section 5.2(f) and this Section 5.2(g) were not in this Agreement.

(h)	To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s Interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(i)	Simulated Depletion for each Depletable Property, and Simulated Loss upon the Disposition of a Depletable Property, shall be allocated among the Members in proportion to their shares of the Simulated Basis in such property.

(j)	The allocations set forth in Sections 5.2(a) through 5.2(i) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. This Section 5.2(j) is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

Section 5.3 Allocations for Tax Purposes in General.

(a)	Except as otherwise provided in this Section 5.3, each item of income, gain, loss and deduction of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Sections 5.1 and 5.2.

(b)	In accordance with Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using such method or methods determined by the Managing Member to be appropriate and in accordance with the applicable Treasury Regulations; provided that the Managing Member will use the “traditional method with curative allocations” (provided, however, that curative allocation to correct ceiling rule limitations attributable to a property shall be limited to gains from the sale of such property) under Treasury Regulation Section 1.704-3(c) with respect to the assets contributed by Tema to the Company pursuant to the Combination Agreement including, for the avoidance of doubt: (i) with respect to the difference between Gross Asset Value and adjusted U.S. federal income tax basis for such assets; and (ii) with respect to increases or decreases in the Gross Asset Value as adjusted pursuant to a revaluation of such assets pursuant to clause (b) of the definition of Gross Asset Value. For the avoidance of doubt, the method applied under Section 704(c) for purposes of Section 5.4(a) shall be the same method specified for the relevant asset under this Section 5.3(b).

(c)	Any recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions (taking into account the effect of remedial allocations) to the extent the Member is allocated gain from the sale or disposition of the property.

(d)	Allocations pursuant to this Section 5.3 are solely for purposes of U.S. federal, state and local taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

(e)	If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company (including the conversion of the Series A Preferred Units hereunder), a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

Section 5.4 Income Tax Allocations with Respect to Depletable Properties.

(a)

Cost and percentage depletion deductions with respect to any Depletable Property shall be computed separately by the Members rather than the Company pursuant to Section 613A(c)(7)(D) of the Code. Except as otherwise required by Section 704(c) of the Code (which for the avoidance of doubt shall be applied using the method specified for the relevant asset under Section 5.3(b)) and Treasury Regulation Section 1.613A-3(e)(5), for purposes of such computations, the federal income tax basis of each Depletable Property shall be allocated to each Member pro rata, in accordance with the number of Units owned by such Member as of the time such Depletable Property is acquired by the Company (and any additions to such federal income tax basis resulting from expenditures required to be capitalized in such basis shall be allocated among the Members in a manner designed to cause the Members’ proportionate shares of such adjusted federal income tax basis to be in accordance with their proportionate ownership of Units as determined at the time of any such additions), and shall be reallocated among the Members pro rata, in accordance with the number of Units owned by such Member as determined immediately following the occurrence of an event giving rise to an adjustment to the Gross Asset Values of the Company’s Depletable Properties pursuant to clause (b) of the definition of Gross Asset Value. The Company shall inform each Member of such Member’s allocable share of the federal income tax basis of each Depletable Property promptly following the acquisition of such Depletable Property by the Company, any adjustment resulting from expenditures required to be capitalized in such basis, and any reallocation of such basis as provided in the previous sentence, together with such other information that a Member may reasonably request in connection with the Member’s (or its direct or indirect owner) obligation to file its U.S. federal, state or local income tax returns. All such information shall be provided in electronic format at such time and from time to time as reasonably requested by the Member.

(b)	For purposes of the separate computation of gain or loss by each Member on the taxable disposition of Depletable Property, the amount realized from such disposition shall be allocated (i) first, to the Members in an amount equal to the Simulated Basis in such Depletable Property in proportion to their allocable shares thereof and (ii) second, any remaining amount realized shall be allocated consistent with the allocation of Simulated Gains.

(c)	The allocations described in this Section 5.4 are intended to be applied in accordance with the Members’ “interests in partnership capital” under Section 613A(c)(7)(D) of the Code; provided that the Members understand and agree that the Managing Member may authorize special allocations of federal income tax basis, income, gain, deduction or loss, as computed for U.S. federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted federal income tax basis with respect to Depletable Properties, in such manner as determined consistent with the principles outlined in Section 5.3(b). The provisions of this Section 5.4(c) and the other provisions of this Agreement relating to allocations under Code Section 613A(c)(7)(D) are intended to comply with Treasury Regulations Section 1.704-1(b)(4)(v) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(d)

Each Member, with the assistance of the Company, shall separately keep records of its share of the adjusted tax basis in each Depletable Property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Company. Upon the reasonable request of the Company, each Member shall advise the Company of its adjusted tax basis in each Depletable Property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this subsection for purposes of allowing the Company to make adjustments to the tax basis of its assets as a result of certain transfers of interests in the Company or distributions by the Company. The Company may rely on such information and, if it is not provided by the Member, may make such reasonable assumptions as it shall determine with respect thereto.

(e)	The Simulated Basis of each Depletable Property shall be allocated to each Member pro rata, in accordance with the number of Units owned by such Member as of the time such Depletable Property is acquired by the Company (and any additions to such Simulated Basis resulting from expenditures required to be capitalized in such Simulated Basis shall be allocated among the Members in a manner designed to cause the Members’ proportionate shares of such Simulated Basis to be in accordance with their proportionate ownership of Units as determined at the time of any such additions), and shall be reallocated among the Members pro rata, in accordance with the number of Units owned by such Member as determined immediately following the occurrence of an event giving rise to an adjustment to the Gross Asset Values of the Company’s Depletable Properties pursuant to clause (b) of the definition of Gross Asset Value.

Section 5.5 Other Allocation Rules.

(a)	The Members are aware of the income tax consequences of the allocations made by this Article V and the economic impact of the allocations on the amounts receivable by them under this Agreement. The Members hereby agree to be bound by the provisions of this Article V in reporting their share of Company income and loss for income tax purposes.

(b)	The provisions regarding the establishment and maintenance for each Member of a Capital Account as provided by Section 4.4 and the allocations set forth in Sections 5.1, 5.2, 5.3 and 5.4 are intended to comply with the Treasury Regulations and to reflect the intended economic entitlement of the Members. If the Managing Member determines, in its sole discretion, on advice of tax counsel to the Company (and after consultation with Tema for so long as it holds at least 20% of the then-outstanding Common Units), that the application of the provisions in Sections 4.4, 5.1, 5.2, 5.3 or 5.4 would result in non-compliance with the Treasury Regulations or would be inconsistent with the intended economic entitlement of the Members, the Managing Member is authorized to make any appropriate adjustments to such provisions.

(c)

All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been Transferred shall be allocated between the Transferor and the Transferee based on the portion of the Fiscal Year or other taxable period during which each was recognized as the owner of such interest, without regard to the results of Company operations during any particular portion of that year and without regard to whether cash distributions were made to the Transferor or the Transferee during that year; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the Treasury Regulations thereunder.

(d)	The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), shall be allocated to the Members in any manner determined by the Managing Member and permissible under the Treasury Regulations; provided, however, that with respect to liabilities assumed by the Company from Tema in connection with contribution of properties by Tema pursuant to the Combination Agreement or to which assets contributed by Tema to the Company pursuant to the Combination Agreement were subject, such liabilities to the extent they are excess nonrecourse liabilities shall be allocated under Treasury Regulation Section 1.752-3(a) to Tema up to the amount of the built-in gain that is allocable to Tema under Section 704(c) of the Code for such assets to the extent such built-in gain exceeds the gain allocated under Treasury Regulation Section 1.752-3(a)(2) with respect to such assets.

Section 5.6 Tax Consolidation.

(a)	If the Company is treated as a member of a consolidated, combined, or unitary group for any tax purpose with any Member or an Affiliate thereof (a “Consolidated Group”), such Member shall cause one of the members of such Consolidated Group other than the Company to be the reporting or parent entity for any tax return of such Consolidated Group (the “Reporting Member”) and pay the tax liability due with respect to such Consolidated Group.

(b)

The Members agree that the Company shall promptly reimburse the Reporting Member for any Applicable Tax (defined below) paid by or on behalf of the Reporting Member or any other member of such Consolidated Group; provided, however, that the Members agree that (a) any such Applicable Tax shall be considered as paid on behalf of the Company for U.S. federal income tax purposes, (b) except as provided in clause (c) below, the Company shall deduct for U.S. federal income tax purposes one hundred percent (100%) of the Applicable Tax, and (d) in the event that it is determined, pursuant to a final determination as defined in Section 1313 of the Code, that all or a portion of such deduction may be properly claimed by the Reporting Member, its Affiliate or any other member of the Consolidated Group, but not the Company, the Company shall reimburse the Reporting Member only for the after-tax cost of such payment of Applicable Tax. With respect to any tax of a Consolidated Group of which the Company is a member, the “Applicable Tax” shall be equal to the tax of the Consolidated Group that the Company would have paid if it had computed its tax liability for the applicable period on a separate entity basis (rather than as a member of the Consolidated Group). Except as provided in this Section 5.6 with respect to the amount of such Consolidated Group’s tax that the Company is required to reimburse the Reporting Member, the Reporting Member shall indemnify and hold the Company harmless from and against any and all taxes of the Consolidated Group.

ARTICLE VI

DISTRIBUTIONS

Section 6.1 Distributions.

(a)	Distributions.

(i)	Immediately prior to the time that any cash dividends are to be paid by Rosehill with respect to any series of its Preferred Stock, the Company shall make a cash distribution to Rosehill with respect to the corresponding series of Preferred Units in an amount equal to such cash dividends to be paid by Rosehill with respect to such series of Preferred Stock. At the time that any dividends are to be paid in kind by Rosehill with respect to any series of its Preferred Stock through the issuance of additional shares of such series of Preferred Stock, the Company shall issue additional Preferred Units of the relevant series to Rosehill in a number equal to the number of shares of Preferred Stock being distributed in kind by Rosehill with respect to such series of Preferred Stock.

(ii)

To the extent permitted by applicable Law and hereunder, and after making provision for distributions under Section 6.1(a)(i) and Section 6.2, except as otherwise provided in Section 11.3, distributions to Members may be declared by the Managing Member out of funds legally available therefor in such amounts and on such terms (including the payment dates of such distributions) as the Managing Member shall determine using such record date as the Managing Member may designate; any such distribution shall be made to the Members as of the close of business on such record date on a pro rata basis (except that, for the avoidance of doubt, distributions described in Section 6.1(a)(i), the distributions described in the last sentence of this Section 6.1(a)(ii), distributions described in Section 6.2(a)(i), repurchases or redemptions made in accordance with Section 4.1(f) or Section 4.6 or payments made in accordance with Section 7.4 or Section 7.9 need not be on a pro rata basis), in accordance with the number of Common Units owned by each Member as of the close of business on such record date. Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 6.1(a)(ii), the Managing Member shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof. For the avoidance of doubt, the receipt and subsequent distribution to Tema by Company of the “Unadjusted Consideration” (as defined in the Combination Agreement) on April 27, 2017 and any

amounts received as adjustments thereto shall not be subject to this Section 6.1(a)(ii).

The Managing Member shall have the obligation to make distributions set forth in Section 6.1(a)(i), Section 6.2 and Section 11.3(b)(iii), provided, however that notwithstanding any other provision herein to the contrary, no distributions shall be made to any Member to the extent such distribution would render the Company insolvent or violate the Act. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due.

(b)	Successors. For purposes of determining the amount of distributions, each Member shall be treated as having made the Capital Contributions and as having received the Distributions made to or received by its predecessors in respect of any of such Member’s Units.

(c)	Distributions In-Kind. Except as otherwise provided in this Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Managing Member. To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 6.1(a) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any resulting gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Section 5.1 and Section 5.2.

Section 6.2 Tax-Related Distributions.

(a)	The Company shall make distributions:

(i)	to Rosehill at such times and in such amounts as the Managing Member reasonably determines is necessary to enable Rosehill to timely satisfy all of its U.S. federal, state and local and non-U.S. tax liabilities with respect to any items of gross income and gain allocated to it pursuant to Section 5.1(a) (the “Preferred Stock Related Taxes”); and

(ii)	to all Members on a pro rata basis, in accordance with the number of Common Units owned by each Member, at such times and in such amounts as the Managing Member reasonably determines is necessary to enable Rosehill to (A) timely satisfy all of its U.S. federal, state and local and non-U.S. tax liabilities (other than any Preferred Stock Related Taxes) and (B) timely meet its obligations pursuant to the Tax Receivable Agreement.

(b)

If a Member (other than Rosehill) has an Assumed Tax Liability at a Tax Advance Date in excess of the sum of the cumulative amount of distributions under Section 6.1(a)(ii), distributions under Section 6.2(a)(ii), any Tax Advances (as defined below) and After-Tax TRA Payments made to such Member through such date, the Company shall, to the extent permitted by applicable Law, but subject to the Act, the availability of funds and any restrictions contained in any agreement to which the Company is bound, make advances to such Member in an amount equal to such excess (a “Tax Advance”). Any such Tax Advance shall be treated as an advance against and, thus, shall reduce (without duplication), any future distributions that would otherwise be made to such Member pursuant to Sections 6.1(a)(ii), 6.2(a)(ii) and 11.3(b)(iii). If there is a Tax Advance outstanding with respect to a Member who elects to participate in an Exchange, such Member shall be required to pay to the Company within fifteen (15) days after the Exchange Date an amount of cash equal to the proportionate share of such Tax Advance relating to its Common Units subject to the Exchange (determined at the time of the Exchange based on the number of Common Units subject to the Exchange as compared to the total number of Common Units held by such Member). For the avoidance of doubt, any repayment of a Tax Advance pursuant to the previous sentence shall not be treated as a Capital Contribution.

Section 6.3 Distribution Upon Withdrawal. No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Interest in the Company as a result of withdrawal from the Company prior to the liquidation of the Company, except as specifically provided in this Agreement.

ARTICLE VII

MANAGEMENT

Section 7.1 The Managing Member; Fiduciary Duties.

(a)	Rosehill shall be the sole Managing Member of the Company. Except as otherwise required by Law or as explicitly set forth in this Agreement, (i) the Managing Member shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Managing Member, and the Managing Member shall make all decisions regarding the business, activities and operations of the Company (including the incurrence of costs and expenses) in its sole discretion without the consent of any other Member and (iii) the Members other than the Managing Member (in their capacity as such) shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company. Any action required or permitted to be taken by the Managing Member may be taken by a consent thereto in writing

(b)

In connection with the performance of its duties as the Managing Member of the Company, except as otherwise set forth herein, the Managing Member acknowledges that it will owe to the Members the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the Members were stockholders of such corporation. The Members acknowledge that the Managing Member will take action through its board of directors, and that the members of the Managing Member’s board of directors will owe comparable fiduciary duties to the stockholders of the Managing Member. The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of the Managing Member otherwise existing at law or in equity, are agreed by the Members to replace, to the fullest extent permitted by applicable Law, such other duties and liabilities of the Managing Member.

(c)	Whenever in this Agreement or any other agreement contemplated herein, the Managing Member is permitted or required to take any action or to make a decision in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the Managing Member shall be entitled to consider such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company or other Members.

Section 7.2 Officers.

(a)	The Managing Member may appoint, employ or otherwise contract with any Person for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Managing Member may delegate to any such Persons such authority to act on behalf of the Company as the Managing Member may from time to time deem appropriate.

(b)	The initial president and chief executive officer of the Company (the “President and Chief Executive Officer”) will be Alan Townsend.

(c)	Except as otherwise set forth herein, the President and Chief Executive Officer will be responsible for the general and active management of the business of the Company and its Subsidiaries and will see that all orders of the Managing Member are carried into effect. The President and Chief Executive Officer will report to the Managing Member and have the general powers and duties of management usually vested in the office of president and chief executive officer of a corporation organized under the DGCL, subject to the terms of this Agreement, and will have such other powers and duties as may be prescribed by the Managing Member or this Agreement. The President and Chief Executive Officer will have the power to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Company, except where required or permitted by Law to be otherwise signed and executed, and except where the signing and execution thereof will be expressly delegated by the Managing Member to some other Officer or agent of the Company.

(d)

Except as set forth herein, the Managing Member may appoint Officers at any time, and the Officers may include one or more vice presidents, a secretary, one or more assistant secretaries, a chief financial officer, a general counsel, a treasurer, one or more assistant treasurers, a chief operating officer, an executive chairman, and any other officers that the Managing Member deems appropriate. Except as set forth herein, the Officers will serve at the pleasure of the Managing Member, subject to all rights, if any, of such Officer under any contract of employment. Any individual may hold any number of offices, and an Officer may, but need not, be a Member of the Company. The Officers will exercise such powers and perform such duties as specified in this Agreement or as determined from time to time by the Managing Member.

(e)	Subject to this Agreement and to the rights, if any, of an Officer under a contract of employment, any Officer may be removed, either with or without cause, by the Managing Member. Any Officer may resign at any time by giving written notice to the Managing Member. Any resignation will take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation will not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the Officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause will be filled in the manner prescribed in this Agreement for regular appointments to that office.

Section 7.3 Warranted Reliance by Officers on Others. In exercising their authority and performing their duties under this Agreement, the Officers shall be entitled to rely on information, opinions, reports, or statements of the following persons or groups unless they have actual knowledge concerning the matter in question that would cause such reliance to be unwarranted:

(a)	one or more employees or other agents of the Company or subordinates whom the Officer reasonably believes to be reliable and competent in the matters presented; and

(b)	any attorney, public accountant, or other person as to matters which the Officer reasonably believes to be within such person’s professional or expert competence.

Section 7.4 Indemnification. Subject to the limitations and conditions provided in this Section 7.4, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (each, a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact he, she or it, or a Person of which he, she or it is the legal representative, is or was a Member, an Officer, or acting as the, Managing Member, Tax Matters Member or Company Representative of the Company, in each case, shall be indemnified by the Company to the fullest extent permitted by applicable Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such Law permitted the Company to provide prior to such amendment) against all judgment, penalties (including excise and similar taxes and punitive damages), fines, settlement and reasonable expenses (including reasonable attorneys’ fees and expenses) actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation, if such Person acted in Good Faith. Reasonable expenses incurred by a Person of the type entitled to be indemnified under this Section 7.4 who was, is or is threatened to be made a named defendant or respondent in a Proceeding shall be paid by the Company in advance of the final disposition of the Proceeding as such expenses are incurred upon receipt of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that he, she or it is not entitled to be indemnified by the Company. Indemnification under this Section 7.4 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Section 7.4 shall be deemed contract rights, and no amendment, modification or repeal of this Section 7.4 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section 7.4 could involve indemnification for negligence or under theories of strict liability.

Section 7.5 Maintenance of Insurance or Other Financial Arrangements. In compliance with applicable Law, the Company (with the approval of the Managing Member) may purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a Member, employee or agent of the Company, or at the request of the Company is or was serving as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, for any Liability asserted against such Person and Liability and expenses incurred by such Person in such Person’s capacity as such, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such Liability and expenses.

Section 7.6 Resignation or Termination of Managing Member. Rosehill shall not, by any means, resign as, cease to be or be replaced as Managing Member except in compliance with this Section 7.6. No termination or replacement of Rosehill as Managing Member shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of Rosehill, its successor (if applicable) and any new Managing Member and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than Rosehill (or its successor, as applicable) as Managing Member shall be effective unless Rosehill (or its successor, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against Rosehill (or its successor, as applicable) and the new Managing Member (as applicable), to cause (a) Rosehill to comply with all Rosehill’s obligations under this Agreement (including its obligations under Section 4.6) other than those that must necessarily be taken in its capacity as Managing Member and (b) the new Managing Member to comply with all the Managing Member’s obligations under this Agreement.

Section 7.7 No Inconsistent Obligations. The Managing Member represents that it does not have any contracts, other agreements, duties or obligations that are inconsistent with its duties and obligations (whether or not in its capacity as Managing Member) under this Agreement and covenants that, except as permitted by Section 7.1, it will not enter into any contracts or other agreements or undertake or acquire any other duties or obligations that are inconsistent with such duties and obligations.

Section 7.8 Reclassification Events of Rosehill. If a Reclassification Event occurs, the Managing Member or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Section 12.1, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (i) the exchange rights of holders of Common Units set forth in Section 4.6 provide that each Common Unit and share of Class B Common Stock is exchangeable for the same amount and same type of property, securities or cash (or combination thereof) that one share of Class A Common Stock becomes exchangeable for or converted into as a result of the Reclassification Event and (ii) Rosehill or the successor to Rosehill, as applicable, is obligated to deliver such property, securities or cash upon such exchange. Rosehill shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of Rosehill (in whatever capacity) under this Agreement.

Section 7.9 Certain Costs and Expenses. The Company shall (i) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, the activities of the Company, and (ii) in the sole discretion of the Managing Member, reimburse the Managing Member for any costs, fees or expenses incurred by it in connection with serving as the Managing Member. To the extent that the Managing Member determines in its sole discretion that such expenses are related to the business and affairs of the Managing Member that are conducted through the Company and/or its Subsidiaries (including expenses that relate to the business and affairs of the Company and/or its Subsidiaries and that also relate to other activities of the Managing Member), the Managing Member may cause the Company to pay or bear all expenses of the Managing Member, including, without limitation, costs of securities issuances or offerings not borne directly by Members (including the payment of any upfront fees), board of directors compensation and meeting costs, cost of periodic reports to its stockholders, litigation costs and damages arising from litigation, accounting and legal costs; provided that the Company shall not pay or bear any income tax obligations of the Managing Member. In the event that (i) shares of Class A Stock are sold to underwriters in any public offering, in each case, at a price per share that is lower than the price per share for which such shares of Class A Stock are sold to the public in such public offering after taking into account underwriters’ discounts or commissions and brokers’ fees or commissions (including, for the avoidance of doubt, any deferred discounts or commissions and brokers’ fees or commissions payable in connection with or as a result of such public offering) (such difference, the “Discount”) and (ii) the proceeds from such public offering are used to fund the Cash Election Amount for any redeemed Common Units or otherwise contributed to the Company, the Company shall reimburse the Managing Member for such Discount by treating such Discount as an additional Capital Contribution made by the Managing Member to the Company, issuing Common Units in respect of such deemed Capital Contribution in accordance with Section 4.6(b)(ii), and increasing the Managing Member’s Capital Account by the amount of such Discount. For the avoidance of doubt, in the event that an upfront fee is paid in connection with an offering or issuance of any series of Preferred Stock and such upfront fee is not treated as a discount with respect to the offering price of such Preferred Stock, the Company shall reimburse the Managing Member for such upfront fee by treating such upfront fee as an additional Capital Contribution made by the Managing Member to the Company, issuing the relevant series of

Preferred Units in respect of such deemed Capital Contribution in accordance with Section 4.1(e), and increasing the Managing Member’s Capital Account by the amount of such upfront fee. For the avoidance of doubt, any payments made to or on behalf of the Managing Member pursuant to this Section 7.9 shall not be treated as a distribution pursuant to Section  6.1(a) but shall instead be treated as a cost or expense of the Company.

ARTICLE VIII

ROLE OF MEMBERS

Section 8.1 Rights or Powers. Other than the Managing Member, the Members, acting in their capacity as Members, shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act. A Member, any Affiliate thereof or an employee, stockholder, agent, director or officer of a Member or any Affiliate thereof, may also be an employee or be retained as an agent of the Company. The existence of these relationships and acting in such capacities will not result in the Member (other than the Managing Member) being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member. Except as specifically provided herein, a Member (other than the Managing Member) shall not, in its capacity as a Member, take part in the operation, management or control of the Company’s business, transact any business in the Company’s name or have the power to sign documents for or otherwise bind the Company.

Section 8.2 Voting.

(a)	Meetings of the Members may be called upon the written request of Members holding at least 50% of the outstanding Common Units. Such request shall state the location of the meeting and the nature of the business to be transacted at the meeting. Written notice of any such meeting shall be given to all Members not less than two Business Days and not more than 30 days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at any meeting of the Members and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under this Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in this Section 8.2. Except as otherwise expressly provided in this Agreement, the affirmative vote of the Members holding a majority of the outstanding Common Units shall constitute the act of the Members.

(b)	Each Member may authorize any Person or Persons to act for it by proxy on all matters in which such Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by such Member or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

(c)	Each meeting of Members shall be conducted by an Officer designated by the Managing Member or such other individual person as the Managing Member deems appropriate.

(d)	Any action required or permitted to be taken by the Members may be taken without a meeting if the requisite Members whose approval is necessary consent thereto in writing.

Section 8.3 Various Capacities. The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities, including as a Member and as the Tax Matters Member or Company Representative.

ARTICLE IX

TRANSFERS OF INTERESTS

Section 9.1 Restrictions on Transfer.

(a)	Except as provided in Section 4.6 and except for the Transfers by a Member to Permitted Transferee, no Member shall Transfer all or any portion of its Interest without the Managing Member’s prior written consent, which consent shall be granted or withheld in the Managing Member’s sole discretion. If, notwithstanding the provisions of this Section 9.1(a), all or any portion of a Member’s Interests are Transferred in violation of this Section 9.1(a), involuntarily, by operation of law or otherwise, then without limiting any other rights and remedies available to the other parties under this Agreement or otherwise, the Transferee of such Interest (or portion thereof) shall not be admitted to the Company as a Member or be entitled to any rights as a Member hereunder, and the Transferor will continue to be bound by all obligations hereunder, unless and until the Managing Member consents in writing to such admission, which consent shall be granted or withheld in the Managing Member’s sole discretion. Any attempted or purported Transfer of all or a portion of a Member’s Interests in violation of this Section 9.1(a) shall be null and void and of no force or effect whatsoever. For the avoidance of doubt, the restrictions on Transfer contained in this Article IX shall not apply to the Transfer of any capital stock of the Managing Member; provided that no shares of Class B Common Stock may be Transferred unless a corresponding number of Common Units are Transferred therewith in accordance with this Agreement.

(b)

In addition to any other restrictions on Transfer herein contained, including the provisions of this Article IX, in no event may any Transfer or assignment of Interests by any Member be made (i) to any Person who lacks the legal right, power or capacity to own Interests; (ii) if in the opinion of legal counsel or a qualified tax advisor to the Company such Transfer presents a material risk that such Transfer would cause the Company to cease to be classified as a partnership or to be classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code; (iii) if such Transfer would cause the Company to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in Section 3 (14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (iv) if such Transfer would, in the opinion of counsel to the Company, cause any portion of the assets of the Company to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulation or otherwise cause the Company to be subject to regulation under ERISA; (v) if such Transfer requires the registration of such Interests or any Equity Securities issued upon any exchange of such Interests, pursuant to any applicable U.S. federal or state securities Laws; or (vi) if such Transfer subjects the Company to regulation under the Investment Company Act or the Investment Advisors Act of 1940, each as amended (or any succeeding law). Any Transfer purported to be made in violation of this Section 9.1(b) shall be void ab initio.

Section 9.2 Notice of Transfer. Other than in connection with Transfers made pursuant to Section 4.6, each Member shall, after complying with the provisions of this Agreement, but in any event no later than three Business Days following any Transfer of Interests, give written notice to the Company of such Transfer. Each such notice shall describe the manner and circumstances of the Transfer.

Section 9.3 Transferee Members. A Transferee of Interests pursuant to this Article IX shall have the right to become a Member only if (i) the requirements of this Article IX are met, (ii) such Transferee executes an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement and assuming all of the Transferor’s then existing and future Liabilities arising under or relating to this Agreement, (iii) such Transferee represents that the Transfer was made in accordance with all applicable securities Laws, (iv) the Transferor or Transferee shall have reimbursed the Company for all reasonable expenses (including attorneys’ fees and expenses) of any Transfer or proposed Transfer of a Member’s Interest, whether or not consummated and (v) if such Transferee or his or her spouse is a resident of a community property jurisdiction, then such Transferee’s spouse shall also execute an instrument reasonably satisfactory to the Managing Member agreeing to be bound by the terms and provisions of this Agreement to the extent of his or her community property or quasi-community property interest, if any, in such Member’s Interest. Unless agreed to in writing by the Managing Member, the admission of a Member shall not result in the release of the Transferor from any Liability that the Transferor may have to each remaining Member or to the Company under this Agreement or any other Contract between the Managing Member, the Company or any of its Subsidiaries, on the one hand, and such Transferor or any of its Affiliates, on the other hand. Written notice of the admission of a Member shall be sent promptly by the Company to each remaining Member. Notwithstanding anything to the contrary in this Section 9.3, and except as otherwise provided in this Agreement, following a Transfer by one or more Members (or a transferee of the type described in this sentence) to an Permitted Transferee of all or substantially all of their Interests, such transferee shall succeed to all of the rights of such Member(s) under this Agreement.

Section 9.4 Legend. Each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF ROSEHILL OPERATING COMPANY, LLC DATED AS OF DECEMBER 8, 2017 AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER OF SUCH SECURITIES.”

ARTICLE X

ACCOUNTING

Section 10.1 Books of Account. The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP. Such books and records of account shall be kept in sufficient detail to provide each Member with the information required for such Member to prepare their tax returns to the extent the Company is notified by such Member that such information is required for such Member to prepare its tax returns. Any such information may be reasonably requested by such Member. Electronic version of such books and records of account shall be provided to a Member upon request, at the Company’s expense.

Section 10.2 Tax Elections.

(a)	The Company and any eligible Subsidiary shall make an election pursuant to Section 754 of the Code, shall not thereafter revoke such election and shall make a new election pursuant to Section 754 of the Code to the extent necessary following any “termination” of the Company or the Subsidiary, as applicable, under Section 708 of the Code. In addition, the Company shall make the following elections on the appropriate forms or tax returns:

i.	to adopt the calendar year as the Company’s Fiscal Year, if permitted under the Code;

ii.	to adopt the accrual method of accounting for U.S. federal income tax purposes;

iii.	to elect to amortize the organizational expenses of the Company as permitted by Section 709(b) of the Code;

iv.	to elect to deduct intangible drilling costs under Section 263(c) of the Code; and

v.	any other election the Managing Member may deem appropriate and in the best interests of the Company.

(b)	Upon request of the Tax Matters Member or Company Representative, as applicable, each Member shall cooperate in good faith with the Company in connection with the Company’s efforts to elect out of the application of the company-level audit and adjustment rules of the Bipartisan Budget Act of 2015, if applicable.

Section 10.3 Tax Returns; Information.

(a)	The Managing Member (at the Company’s sole cost and expense) shall cause the Tax Return Preparer to prepare and timely file all income and other tax and informational returns (collectively the “Tax Returns”) of the Company. No later than 30 days after the end of each Fiscal Year, the Managing Member shall furnish to each Member that holds at such time at least 20% of the then-outstanding Common Units a draft of each Tax Return for the preceding Fiscal Year together with all supporting schedules and other information as approved by the Managing Member and shall consider in good faith any comments provided by such Member with respect to such draft Tax Return within 15 days after such Member’s receipt of such draft Tax Return. No later than 60 days after the end of each Fiscal Year, the Managing Member shall furnish to each Member a copy of each Tax Return for the preceding Fiscal Year to be filed with the applicable taxing authority together with all supporting schedules and other information that is necessary for each Member to comply with its applicable U.S. federal, state and local income tax reporting obligations. The Tax Returns together with schedules and other information required by this Section 10.3 shall be furnished electronically to the Members.

(b)

No later than 30 days before the end of each Fiscal Year, the Managing Member (at the Company’s sole cost and expense) shall provide electronically to each Member that holds at such time at least 20% of the then-outstanding Common Units a projection of the U.S. federal (and state and local as applicable) taxable income or loss of the Company for the next succeeding Fiscal Year together with supporting schedules as approved by the Managing Member and such Member’s estimated allocable share of such taxable income or loss. No later than the end of each Quarterly Period, the Managing Member shall provide electronically to each Member that holds at such time at least 20% of the then-outstanding Common

Units an update of the projections of taxable income or loss for the Fiscal Year and such Member’s allocable share thereof in sufficient detail that will permit such Member to comply with its U.S. federal, state and local income tax filing obligations.

(c)	All Tax Returns and other reports required by this Section 10.3 to be provided to a Member that holds at such time at least 20% of the then-outstanding Common Units will be accompanied with: (i) two balance sheets as of the end of the applicable period covered by the report, one of which shall be prepared in accordance with the Capital Account maintenance rules provided herein and one of which shall be on a tax basis; and (ii) two income or loss statements for the applicable period covered by such statement, one of which will be prepared showing Profits and Losses and one of which will show taxable income or loss.

(d)	The “Tax Return Preparer” shall be Price Waterhouse Coopers, LLP, (or such other nationally recognized accounting firm mutually agreed to by the Members).

(e)	The Members agree to take all actions reasonably requested by the Company Representative to comply with the Bipartisan Budget Act of 2015, including where applicable, filing amended returns as provided in Sections 6225 or 6226 of the Code and providing confirmation thereof to the Company Representative. The Company Representative is authorized to make or refrain from making any elections permitted by the Company Representative under the Bipartisan Budget Act of 2015. As long as a Member holds at least 20% of the then-outstanding Common Units, the Company Representative shall keep such Member timely informed of any proposed actions and elections referred to above in this Section 10.3(e) and consider in good faith such Member’s timely written comments regarding such proposed actions and elections. The Company agrees, upon request by a Member, to provide detailed financial forecasts of the Company’s operations sufficient to allow such Member to perform its own internal tax forecasting; provided, that the preparation of such forecasts shall be subject to the Company’s public reporting obligations.

(f)	Within thirty (30) days following the end of each Fiscal Year, or as such other times as reasonably requested in writing by the Managing Member, each Member agrees to provide the Company the written data required by Treasury Regulations Section 1.613A-3(e)(3(iii)(B).

Section 10.4 Tax Matters Member and Company Representative.

(a)	The Managing Member is specially authorized and appointed to act as the Tax Matters Member and as the Company Representative (as applicable) and in any similar capacity under state or local Law. The Tax Matters Member or Company Representative (as applicable) may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as Tax Matters Member or Company Representative (as applicable).

(b)	As long as a Member holds at least 20% of the then-outstanding Common Units:

(i)	The Managing Member shall promptly notify such Member if any federal income tax return of the Company is audited. In addition, the Managing Member shall promptly furnish to such member all notices concerning administrative and judicial proceedings relating to federal income tax audits and litigation of the Company. During the pendency of any administrative proceeding or judicial proceeding of the Company, the Managing Member shall furnish such Member timely notice of any material meeting, conferences or hearings with the Internal Revenue Service, Justice Department or the courts, and allow such Member (at such Member’s sole cost and expense) the right to attend such meetings, conferences or proceedings and to review and comment on any material written submissions to the Internal Revenue Service, Justice Department or the courts prepared by or on behalf of the Managing Member. The Managing Member will promptly inform such Member of any settlement offers by the taxing authority and consider in good faith any timely written comments from such Member regarding any such settlement offers.

(ii)	The Managing Member shall not file a request for an administrative adjustment of items for any Company taxable year without first providing written notification to the Member prior to the filing of such adjustment and considering in good faith the Member’s written comments thereto.

(iii)	Before the Managing Member files a petition in a judicial proceeding with respect to any federal income tax item or other matter involving the Company, the Managing Member shall provide timely written notification to such Member of such intention and the nature of the contemplated proceeding and consider in good faith such Member’s written comments.

Section 10.5 Withholding Tax Payments and Obligations.

(a)	The Company and its Subsidiaries may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable rule, regulation or law, and each Member hereby authorizes the Company and its Subsidiaries to withhold or pay on behalf of or with respect to such Member any amount of taxes that the Managing Member determines, in good faith, that the Company or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement.

(b)	To the extent that any tax is paid by (or withheld from amounts payable to) the Company or any of its Subsidiaries and the Managing Member determines, in good faith, that such tax relates to one or more specific Members (including any tax payable by the Company or any of its Subsidiaries pursuant to Section 6225 of the Code with respect to items of income, gain, loss deduction or credit allocable or attributable to such Member), such tax shall be treated as an amount of taxes withheld or paid with respect to such Member pursuant to this Section 10.5.

(c)	For all purposes under this Agreement, any amounts withheld or paid with respect to a Member pursuant to this Section 10.5 shall be treated as if distributed to such Member at the time such withholding or payment is made. Further, to the extent that the cumulative amount of such withholding or payment for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess shall be considered a loan from the Company to such Member, with interest accruing at the Prime Rate in effect from time to time, compounded annually. The Managing Member may, in its discretion, either demand payment of the principal and accrued interest on such demand loan at any time (which payment shall not be deemed a Capital Contribution for purposes of this Agreement), and enforce payment thereof by legal process, or may withhold from one or more distributions to a Member amounts sufficient to satisfy such Member’s obligations under any such demand loan.

(d)	Neither the Company nor the Managing Member shall be liable for any excess taxes withheld in respect of any Member, and, in the event of overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Governmental Entity.

(e)	Notwithstanding any other provision of this Agreement, (i) any Person who ceases to be a Member shall be treated as a Member for purposes of this Section 10.5 and (ii) the obligations of a Member pursuant to this Section 10.5 shall survive indefinitely with respect to any taxes withheld or paid by the Company that relate to the period during which such Person was actually a Member, regardless of whether such taxes are assessed, withheld or otherwise paid during such period.

ARTICLE XI

DISSOLUTION AND TERMINATION

Section 11.1 Liquidating Events. The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (“Liquidating Events”):

(a)	The sale of all or substantially all of the assets of the Company; and

(b)	The determination of the Managing Member to dissolve, wind up, and liquidate the Company.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event and that no Member shall seek a dissolution of the Company, under Section 18-802 of the Act or otherwise, other than based on the matters set forth in subsections (a) and (b) above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Liquidating Event, the Members hereby agree to continue the business of the Company without a winding up or liquidation. In the event of a dissolution pursuant to Section 11.1(b), the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 11.3 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more parties to such dissolution and subject to compliance with applicable laws and regulations, unless, with respect to any class of Units, holders of a majority of the Units of such class consent in writing to a treatment other than as described above.

Section 11.2 Bankruptcy. For purposes of this Agreement, the “bankruptcy” of a Member shall mean the occurrence of any of the following: (a) any Governmental Entity shall take possession of any substantial part of the property of that Member or shall assume control over the affairs or operations thereof, or a receiver or trustee shall be appointed, or a writ, order, attachment or garnishment shall be issued with respect to any substantial part thereof, and such possession, assumption of control, appointment, writ or order shall continue for a period of 90 consecutive days; or (b) a Member shall admit in writing of its inability to pay its debts when due, or make an assignment for the benefit of creditors; or apply for or consent to the appointment of any receiver, trustee or similar officer or for all or any substantial part of its property; or shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debts, dissolution, liquidation, or similar proceeding under the Laws of any jurisdiction; or (c) a receiver, trustee or similar officer shall be appointed for such Member or with respect to all or any substantial part of its property without the application or consent of that Member, and such appointment shall continue undischarged or unstayed for a period of 90 consecutive days or any bankruptcy, insolvency, reorganization, arrangements, readjustment of debt, dissolution, liquidation or similar proceedings shall be instituted (by petition, application or otherwise) against that Member and shall remain undismissed for a period of 90 consecutive days.

Section 11.3 Procedure.

(a)	In the event of the dissolution of the Company for any reason, the Members shall commence to wind up the affairs of the Company and to liquidate the Company’s investments; provided that if a Member is in bankruptcy or dissolved, another Member, who shall be the Managing Member unless the Managing Member is in bankruptcy or dissolved (“Winding-Up Member”), shall commence to wind up the affairs of the Company and, subject to Section 11.4(a), such Winding-Up Member shall have full right and unlimited discretion to determine in good faith the time, manner and terms of any sale or sales of the Property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share profits, losses and distributions during the period of liquidation in the same manner and proportion as though the Company had not dissolved. The Company shall engage in no further business except as may be necessary, in the reasonable discretion of the Managing Member or the Winding-Up Member, as applicable, to preserve the value of the Company’s assets during the period of dissolution and liquidation.

(b)	Following the payment of all expenses of liquidation and the allocation of all Profits and Losses as provided in Article V, the proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:

i.	First, to the payment and discharge of all of the Company’s debts and Liabilities to creditors (whether third parties or Members), in the order of priority as provided by Law, except any obligations to the Members in respect of their Capital Accounts;

ii.	Second, to set up such cash reserves which the Managing Member reasonably deems necessary for contingent or unforeseen Liabilities or future payments described in Section 11.3(b)(i) (which reserves when they become unnecessary shall be distributed in accordance with the provisions of subsection (iii), below); and

iii.	Third, subject to Section 6.2, (A) first, to Rosehill in respect of the Preferred Units in accordance with their terms, until Rosehill has received an amount equal to the total amount that would then be required to be distributed by Rosehill in respect of all outstanding shares of Preferred Stock in accordance with their terms if Rosehill were to liquidate, wind up or dissolve, and (B) the balance to the Members, pro rata in proportion to their respective Common Units.

(c)	Except as provided in Section 11.4(a), no Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.

(d)	Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Managing Member or the Winding-Up Member, as the case may be, shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.

Section 11.4 Rights of Members.

(a)	Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.

(b)	Except as otherwise provided in this Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions, and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.

Section 11.5 Notices of Dissolution. In the event a Liquidating Event occurs or an event occurs that would, but for the provisions of Section 11.1, result in a dissolution of the Company, the Company shall, within 30 days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Managing Member), and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.

Section 11.6 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.

Section 11.7 No Deficit Restoration. No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.

ARTICLE XII

GENERAL

Section 12.1 Amendments; Waivers.

(a)	The terms and provisions of this Agreement may be waived, modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) only with the approval of the Managing Member; provided, however, that no amendment to this Agreement may:

i.	waive, modify or amend this Section 12.1(a) without the written consent of each Member;

ii.	waive, modify or amend any provision of this Agreement which requires the approval or action of certain Persons or percentage thereof without obtaining the consent of such Persons or percentage thereof;

iii.	modify the limited liability of any Member, or increase the liabilities or obligations of any Member, in each case, without the written consent of each such affected Member; or

iv.	materially alter or change any rights, preferences or privileges of any Interests in a manner that is different or prejudicial relative to any other Interests, without the written consent of the Members holding a majority of the Interests affected in such a different or prejudicial manner.

(b)	Notwithstanding the foregoing subsection (a), the Managing Member, acting alone, may amend this Agreement, including Exhibit A, (i) to reflect the admission of new Members, Transfers of Interests, the issuance of additional Units or Equity Securities, as provided by the terms of this Agreement, and, subject to Section 12.1(a), subdivisions or combinations of Units made in compliance with Section 4.1(g) and (ii) to the minimum extent necessary to (A) comply with the provisions of the Bipartisan Budget Act of 2015 and any Treasury Regulations or other administrative pronouncements promulgated thereunder and (B) to administer the effects of such provisions in an equitable manner.

(c)	No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 12.2 Further Assurances. Each party agrees that it will from time to time, upon the reasonable request of another party, execute such documents and instruments and take such further action as may be required to accomplish the purposes of this Agreement.

Section 12.3 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon the parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns pursuant to the terms hereof. No party may assign its rights hereunder except as herein expressly permitted.

Section 12.4 Entire Agreement. This Agreement, together with all Exhibits and Schedules hereto and all other agreements referenced therein and herein, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein.

Section 12.5 Rights of Members Independent. The rights available to the Members under this Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by a Member and/or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.

Section 12.6 Governing Law. This Agreement, the legal relations between the parties and any Action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflicts of law doctrines.

Section 12.7 Jurisdiction and Venue. The parties hereto hereby agree and consent to be subject to the jurisdiction of any federal court of the District of Delaware or the Delaware Court of Chancery over any action, suit or proceeding arising out of or in connection with this Agreement (a “Legal Action”). The parties hereto irrevocably waive the defense of an inconvenient forum to the maintenance of any such Legal Action. Each of the parties hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such Legal Action by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing in this Section 12.7 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

Section 12.8 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

Section 12.9 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

Section 12.10 Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile or telecommunications mechanism, provided, that any notice so given is also mailed as provided in clause (c), or (c) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

If to the Company or the Managing Member, addressed to it at:

Rosehill Resources Inc.

16200 Park Row, Suite 300

Houston, Texas 77084

Attention: Alan Townsend, Chris Wood

With copies (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin St., Suite 2500

Houston, TX 77002

Facsimile: (713) 758-4588

Attention: Brenda Lenahan, Scott Rubinsky

If to Tema, addressed to it at:

Tema Oil and Gas Company

c/o Rosemore, Inc.

1 North Charles Street, 22nd Floor

Baltimore, MD 21201

Facsimile: (410) 347-7081

Attention: General Counsel

or to such other address or to such other person as either party shall have last designated by such notice to the other parties. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 12.10 and an appropriate answerback is received or, if transmitted after 4:00 p.m. local time on a Business Day in the jurisdiction to which such notice is sent or at any time on a day that is not a Business Day in the jurisdiction to which such notice is sent, then on the immediately following Business Day, (ii) if given by mail, on the first Business Day in the jurisdiction to which such notice is sent following the date three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, on the Business Day when actually received at such address or, if not received on a Business Day, on the Business Day immediately following such actual receipt.

Section 12.11 Representation By Counsel; Interpretation. The parties acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

Section 12.12 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Entity, the remaining provisions of this Agreement, to the extent permitted by Law shall remain in full force and effect, provided, that the essential terms and conditions of this Agreement for all parties remain valid, binding and enforceable.

Section 12.13 Expenses. Except as otherwise provided in this Agreement or in the Combination Agreement, each party shall bear its own expenses in connection with the transactions contemplated by this Agreement.

Section 12.14 No Third Party Beneficiaries. Except as expressly provided in Section 7.4 and Section 10.2, nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under this Agreement or otherwise create any third party beneficiary hereto.

[Signatures Pages Follow]

IN WITNESS WHEREOF, the Managing Member has caused this Second Amended and Restated Limited Liability Company Agreement to be executed as of the day and year first above written.

MANAGING MEMBER: ROSEHILL RESOURCES INC.

By:	/s/ J. A. Townsend
Name:	J. A. Townsend
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF

ROSEHILL OPERATING COMPANY, LLC

EXHIBIT A1

As of April 27, 2017, immediately following the contributions and distributions from and to the Members, respectively, pursuant to the Combination Agreement:

Member	Number of Common Units Owned	Number of Series A Preferred Units Owned	Closing Date Capital Account Balance
Rosehill Resources Inc.	5,856,579	95,000	$119,857,139.00
Tema Oil and Gas Company	29,807,692	0	$253,067,343.54

As of the date of this Agreement, immediately following the contributions and distributions from and to Rosehill, if any, in connection with the initial issuance of shares pursuant to the Series B Preferred Stock Purchase Agreement:

Member	Number of Common Units Owned	Number of Series A Preferred Units Owned	Number of Series B Preferred Units Owned
Rosehill Resources Inc.	6,107,374	96,466	150,000
Tema Oil and Gas Company	29,807,692	0	0

[1]	To be updated by the Managing Member in its reasonable discretion following the Series B Initial Closing.